UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2024 (November 30, 2024)

HEXCEL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-8472	94-1109521
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Two Stamford Plaza 281 Tresser Boulevard Stamford, Connecticut 06901-3238

(Address of principal executive offices, including zip code)

(203) 969-0666

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01	HXL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 5 - Corporate Governance and Management

Item 5.02.... Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Board Chair Transition

Hexcel Corporation (the “Company”) previously announced, effective May 1, 2024, the transition of Nick L. Stanage from his position as President and Chief Executive Officer of the Company and Chairman of the Company’s Board of Directors (the “Board”) to the position of Executive Chairman of the Board (“Executive Chairman”), and the appointment of Thomas C. Gentile III as Chief Executive Officer and President of the Company. The Company also previously announced, effective May 2, 2024, the appointment of Mr. Gentile as a member of the Board.

On November 30, 2024, Mr. Stanage retired from employment with the Company. Effective November 30, 2024, the Board approved the continued appointment of Mr. Stanage as a non-employee member of the Board. The Board also approved, effective December 5, 2024, Mr. Stanage’s removal as Chairman of the Board and the appointment of Mr. Gentile to serve as Chairman of the Board. The Board continues to maintain a lead independent director role, which is currently held by Jeffrey C. Campbell.

Appointment of Director

On December 5, 2024, upon the recommendation of the Nominating, Governance and Sustainability Committee of the Board, the Board, effective January 1, 2025, increased the number of members of the Board from 9 to 10 and appointed David Li to fill the vacancy created by increasing the size of the Board.

Mr. Li, age 52, served as Chief Executive Officer, President, and a member of the board of CMC Materials (formerly Cabot Microelectronics), a global supplier of specialty materials focused on the semiconductor and energy industries, from January 2015 to January 2022. Previously, Mr. Li held the role of Vice President Asia Pacific Region from 2006 to 2015 at CMC Materials. Between 1997 and 2006, he served at CMC Materials in a variety of senior management positions in engineering, sourcing, investor relations, and corporate development. Since September 2023, Mr. Li has served on the board of Maxeon Solar Technologies and currently sits on its the audit, compensation, and strategy & transformation committees. Mr. Li has also served on the board of CoorsTek, a privately held company specializing in the manufacture of high-performance ceramics for advanced applications, since August 2021. Mr. Li currently serves as an adjunct professor at Northwestern’s Kellogg School of Management. Mr. Li holds a BS in chemical engineering from Purdue University and an MBA from Northwestern University.

Mr. Li will participate in the Company’s non-employee director compensation program as described in the Director Compensation Program attached as Exhibit 10.1 hereto, including, effective upon the date of appointment, a pro-rated annual equity grant of restricted stock units.

There is no arrangement or understanding between Mr. Li and any other persons pursuant to which he was selected as a director, and there are no related party transactions involving Mr. Li that are reportable under Item 404(a) of Regulation S-K.

Departure of Director

On December 5, 2024, Thomas A. Gendron informed the Board of his intention not to stand for reelection at the Company’s 2025 Annual Meeting of Stockholders. Mr. Gendron joined the Board in 2010 and serves on the Compensation Committee of the Board. Mr. Gendron’s decision not to stand for reelection was not the result of any dispute or disagreement with the Company.

Section 9 – Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit Description
10.1	Director Compensation Program, effective May 2, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hexcel Corporation

Dated: December 5, 2024

By: /s/ Gail E. Lehman

Name: Gail E. Lehman

Title: Executive Vice President, General Counsel and Secretary